SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): April 19, 1999
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                               Dime Bancorp, Inc.
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             (Exact Name of Registrant as Specified in its Charter)



          Delaware                      001-13094                11-3197414
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(State or Other Jurisdiction)         (Commission              (IRS Employer
                                       File Number)          Identification No.)


     589 Fifth Avenue
     New York, New York                                              10017
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(Address of Principal Executive Offices)                           (Zip Code)


Registrant's telephone number, including area code: (212) 326-6170
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                                 Not applicable
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          (Former Name or Former Address, if Changed Since Last Report)






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Item 5.  Other Events.

         On April 19, 1999, Dime Bancorp, Inc. issued the following press release:


                                                              Dime
                                                              Franklin L. Wright
                                                              (212) 326-6170


April 19, 1999
99/4


FOR IMMEDIATE RELEASE
---------------------


                          DIME ANNOUNCES ACQUISITION TO
                        EXPAND CONSUMER LENDING BUSINESS

         New York, NY -- April 19, 1999 -- Dime Bancorp, Inc. (NYSE:DME) announced today that its wholly owned subsidiary, The Dime Savings Bank of New York, FSB, has entered into a definitive agreement to acquire the automobile finance business conducted by Citibank, NA. As part of the transaction, Dime will acquire a loan portfolio of approximately $930 million consisting primarily of prime credit quality auto loans, dealer floor-plan loans, and commercial mortgages, and will assume certain commercial deposit relationships.

         Lawrence J. Toal, Chairman and Chief Executive Officer of Dime said, "Consistent with our strategy, the purchase of Citibank's auto finance business at an attractive price is an excellent opportunity to diversify our loan portfolio with higher yielding non-residential loans. The transaction, which is expected to be immediately accretive to earnings, furthers our strategic objective of improving the balance of our business lines and is expected to strengthen our net interest margin. The addition of this loan portfolio will increase consumer loans as a percentage of total loans receivable from 8% to approximately 13% and we will add over $150 million in related business loans.


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         "This business, headquartered in Melville, Long Island, is uniquely attractive to The Dime because it is conducted primarily within Dime's current geographic footprint in the New York, New Jersey and Connecticut area. It also expands Dime's product line, establishes relationships with nearly 1,000 auto dealers and has the potential to generate additional revenues by offering Dime products to over 50,000 new customers. Importantly, the business will continue to be managed by a capable management team with extensive experience in auto finance. This acquisition will also enable us to consolidate the majority of our consumer lending operations into the Melville location, which will yield modest cost savings," added Mr. Toal.

         A Citibank spokesperson commented, "This divestiture is part of an on-going process to refocus our resources on consumer businesses in which we are a clear category leader."

          The acquisition is expected to be immediately accretive to Dime's earnings per share without regard to revenue and cost synergies. Dime expects to offer employment to substantially all of the unit's employees. The transaction is subject to regulatory approval.

         At March 31, 1999, Dime had assets of $21.6 billion and deposits of $13.2 billion. The Dime Savings Bank of New York, FSB is a regional bank serving consumers and businesses and has 89 branches located in the greater New York City metropolitan area, including 17 branches in New Jersey. Directly and through its North American Mortgage Company subsidiary, Dime also provides retail banking and mortgage banking services throughout the United States.

         Certain statements in Dime's press release may be forward-looking. A variety of factors could cause Dime's actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Dime's business include interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime's control and general economic conditions.





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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            DIME BANCORP, INC.



                                            By: /s/ Anthony Burriesci
                                               ---------------------------------
                                               Name: Anthony Burriesci
                                               Title: Chief Financial Officer


Date: April 22, 1999






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